EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and among

Callaway Partners, LLC

as “Seller”

and

Huron Demand LLC

as “Purchaser”

and

certain current and former members of

Callaway Partners, LLC

as “Guarantors”

Dated as of July 28, 2007

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

Exhibit A	Form of Bill of Sale, Assignment and Assumption Agreement

Exhibit B	Form of Senior Management Agreement

SCHEDULES

Schedule 1.1A	Financial Statements

Schedule 1.1B	Excluded Employees

Schedule 1.1C	Managing Directors

Schedule 1.1D	Seller 2007 Bonus Plan

Schedule 2.1(a)	Equipment

Schedule 2.1(c)	Intellectual Property

Schedule 2.2(c)	Other Assumed Contracts

Schedule 2.2(d)	Permits

Schedule 2.3(c)	Excluded Receivables

Schedule 3.3(b)(ii)	Earn-Out Multiple

Schedule 3.3(b)(iv)	EBITDA Target

Schedule 3.4(b)(iv)	Sales Attribution Percentage

Schedule 3.5	Profitability Objectives

Schedule 3.9	Relevant Clients and Expected Revenues

Schedule 4.4	Seller Consents and Approvals

Schedule 4.5	Absence of Certain Changes or Events

Schedule 4.7(a)	Certain Contracts

Schedule 4.7(b)	Defaults under Contracts

Schedule 4.8	Exceptions to Financial Statements; Undisclosed Liabilities

Schedule 4.9	Litigation; Court Orders

Schedule 4.10(a)	Employees

Schedule 4.10(b)	Independent Contractors

Schedule 4.11	Compliance with Laws

Schedule 4.12	Permits

Schedule 4.13(a)	Benefit Plans

Schedule 4.14(b)	Intellectual Property Ownership Exceptions

Schedule 4.14(c)	Intellectual Property Rights Compliance

Schedule 4.15	Taxes

Schedule 4.16	Engagements

Schedule 4.17	Customers

Schedule 4.18	Insurance

Schedule 4.19	Brokers

Schedule 5.4	Purchaser Consents and Approvals

Schedule 7.1	Required Consents

Schedule 11.3	Non-Competition Exceptions

Schedule 12.5(c)	Indemnification Percentages

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of July 28, 2007, is entered into by and among Callaway Partners, LLC., a Georgia limited liability company (“Seller”), Huron Demand LLC, a Delaware limited liability company (“Purchaser”), and certain of the current and former members of Seller listed on the signature pages hereto (collectively, “Guarantors”). Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, Seller desires to sell certain assets and assign certain liabilities related to the Business to Purchaser and Purchaser desires to purchase such assets and assume such liabilities, in each case, upon the terms and subject to the conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS; INTERPRETATION

1.1 Definitions. The following terms have the following indicated meanings for purposes of this Agreement:

“2007 Bonus Plan Accrual” has the meaning set forth in Section 3.2(c).

“Accounts Receivable” has the meaning set forth in Section 2.1(d).

“Acquired Assets” has the meaning set forth in Sections 2.1 and 2.2.

“Adjustment Statement” has the meaning set forth in Section 3.2(b).

“Affiliate” means, with respect to a Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. For the purposes of this definition, “control” (including, with the correlative meaning, the term “controlled” and “is under common control”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Cap” has the meaning set forth in Section 12.5(b).

“Agreement” means this Asset Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time in accordance with its terms.

“Allocation Schedule” has the meaning set forth in Section 3.8.

“Assumed Contracts” means all Contracts purported to be assigned and transferred to Purchaser pursuant to Section 2.2 to the extent transferable.

“Assumed Obligations” has the meaning set forth in Section 2.4.

“Assumed Permits” means all Permits purported to be assigned and transferred to Purchaser pursuant to Section 2.2 to the extent transferable.

“Base Working Capital Amount” means $4.9 million.

“Basket” has the meaning set forth in Section 12.5.

“Benefit Plans” has the meaning set forth in Section 4.13(a).

“Bill of Sale, Assignment and Assumption Agreement” means the Bill of Sale, Assignment and Assumption Agreement, in the form attached hereto as Exhibit A, to be executed at Closing by Seller and Purchaser.

“Business” means the business of providing outsourced professional services in the areas of finance, accounting, internal audit and consulting services, Sarbanes-Oxley and tax compliance and bankruptcy administration, as conducted by Seller prior to the Closing Date.

“Business Day” means any day of the year, other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

“Calculation Periods” has the meaning set forth in Section 3.3(b)(i).

“Callaway Employees” has the meaning set forth in Section 3.4(b)(i).

“Callaway Practice” has the meaning set forth in Section 3.4(b)(ii).

“Callaway Practice Leader” has the meaning set forth in Section 3.5.

“Cash” means all cash, certificates of deposit, bank deposits, marketable securities and other cash equivalents, together with all accrued and unpaid interest thereon.

“Claim Notice” has the meaning set forth in Section 12.4(a).

“Collected Amount” has the meaning set forth in Section 3.6.

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Completed Engagements” means all client engagements, whether written or oral, of the Business, that have been completed in their entirety prior to the Closing Date.

“Confidentiality Agreement” means the Nondisclosure Agreement, dated as of April 17, 2007, between Seller and Huron Consulting Group Inc.

“Contested Adjustments” has the meaning set forth in Section 3.2(b).

“Continuing Employee” has the meaning set forth in Section 6.7.

“Contract” means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, warrant, instrument or license.

“Counter Notice” has the meaning set forth in Section 12.4(c).

“Customer Purchase Orders” has the meaning set forth in Section 2.2(b).

“Direct Claim” has the meaning set forth in Section 12.4(a).

“Disclosure Schedules” means, collectively, the Purchaser Disclosure Schedules and the Seller Disclosures Schedules.

“Earn-Out Calculation Statement” has the meaning set forth in Section 3.3(c)(i).

“Earn-Out Multiple” has the meaning set forth in Section 3.3(b)(ii).

“Earn-Out Payment” has the meaning set forth in Section 3.3(a).

“Earn-Out Period” has the meaning set forth in Section 3.3(a).

“EBITDA Amount” has the meaning set forth in Section 3.3(b)(iii).

“EBITDA Target” has the meaning set forth in Section 3.3(b)(iv).

“Equipment” has the meaning set forth in Section 2.1(a).

“ERISA” has the meaning set forth in Section 4.13(c).

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Contracts” means (i) any Contract of Seller (including any real property leases and personal property leases), other than the Seller Purchase Orders, the Customer Purchase Orders and the Other Assumed Contracts, and (ii) any Contract, the assignment of which is not consented to by all parties necessary therefor prior to the Closing Date.

“Excluded Employee” means any employee of Seller who is not a Project Professional Employee that is not actively performing services on behalf of Seller, including those individuals listed on Schedule 1.1.B.

“Excluded Information and Records” means (i) all Tax returns and all worksheets, notes, files or documents related thereto, wherever located, (ii) all documents prepared in connection with the transactions contemplated by this Agreement and all minute books and corporate records of Seller, (iii) all documents subject to any confidentiality agreement, attorney/client privilege or other applicable privilege, and (iv) all documents or other information related to the Excluded Assets or Excluded Obligations, including the Retained Litigation.

“Excluded Obligations” has the meaning set forth in Section 2.5.

“Excluded Receivables” shall have the meaning set forth in Section 2.3(c).

“Final Closing Date Balance Sheet” has the meaning set forth in Section 3.2(b).

“Financial Statements” means (i) the audited financial statements of Seller as of December 31, 2005 and 2006, consisting of the balance sheets at such dates, and the income statements for the 12-month periods then ended, and (ii) the unaudited interim financial statements of Seller as of June 30, 2007, consisting of a balance sheet at such date, and the income statement for the six-month period then ended. True, accurate and complete copies of the Financial Statements are set forth in Schedule 1.1A.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means the government of the United States or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Pension Benefit Guaranty Corporation and other quasi-governmental entities established to perform such functions.

“Guarantors” has the meaning set forth in the preamble.

“Holdback Amount” means $1,500,000.

“Huron Group” means Huron Consulting Group Inc. and its Affiliates.

“Huron Revenue” has the meaning set forth in Section 3.4(b)(iii).

“Independent Accountant” has the meaning set forth in Section 3.2(b).

“Initial Purchase Price” has the meaning set forth in Section 3.1.

“In-Process Engagements” means all client engagements of the Business, whether written or oral, that are in process as of the date of this Agreement or the Closing Date.

“Indemnified Party” has the meaning set forth in Section 12.4.

“Indemnifying Party” has the meaning set forth in Section 12.4.

“Information and Records” has the meaning set forth in Section 2.1(b).

“Intellectual Property” has the meaning set forth in Section 2.1(c).

“Inter-company Transfer Rates” means the rates charged, from time to time, by practice groups of Purchaser and its Affiliates to other practice groups of Purchaser and its Affiliates for the use of personnel of a practice group by another practice group. In no event shall the Inter-company Transfer Rate be less than two times (2X) the fully-loaded cost of the employees performing the services.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means the actual knowledge of any officer of Seller, as such knowledge may exist at the Closing Date after reasonable inquiry into the matter to which reference to Seller’s Knowledge is made.

“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Liabilities” means any direct or indirect liability, indebtedness, or obligation of any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

“Lien” means any lien, pledge, charge, security interest, deed of trust, mortgage or other similar encumbrance, including any agreement to give any of the foregoing in the future.

“Loss” means any and all Liabilities, losses, costs, claims, damages, penalties and expenses (including reasonable attorney’s fees and expenses and costs of investigation and litigation).

“Managing Directors” means the individuals set forth on Schedule 1.1C.

“Material Adverse Change” means any event, occurrence, change or development that has a Material Adverse Effect, but shall exclude any event, occurrence, change or development involving (i) a prospective change arising out of any proposed or adopted legislation, or any other proposal or enactment by any Governmental Authority, (ii) general conditions applicable to the economy of the jurisdictions in which the Business is conducted, or (iii) conditions generally affecting the industry in which the Business operates.

“Material Adverse Effect” means with respect to the Business or the Acquired Assets any material adverse effect on the financial condition, results of operation or prospects of the Business and/or the Acquired Assets, or any material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement.

“Net Closing Date Working Capital” means the combined net book value of all current assets of the Company (excluding any current assets that are Excluded Assets) minus the combined net book value of all current liabilities of the Company (excluding any current liabilities that are Excluded Obligations) as reflected in the Final Closing Date Balance Sheet.

“Other Assumed Contracts” has the meaning set forth in Section 2.2(c).

“Permits” has the meaning set forth in Section 2.2(d).

“Permitted Liens” means liens and rights to liens of mechanics, warehousemen, carriers, repairmen and others arising by operation of law and incurred in the ordinary course of business, securing obligations not yet delinquent or being contested in good faith by appropriate proceedings.

“Person” means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company or other entity.

“Preliminary Closing Date Balance Sheet” has the meaning set forth in Section 3.2(a).

“Project Professional Employee” means an employee of Seller who is employed only for one or more specified projects.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Disclosure Schedules” means the Schedules prepared by Purchaser and delivered to Seller setting forth the disclosures required to be made hereunder by Purchaser, including exceptions and qualifications to the representations and warranties contained in Article V, as the same may be amended or updated in accordance with this Agreement.

“Purchaser Indemnified Parties” means Purchaser, Purchaser’s Affiliates, their respective Representatives and their respective heirs, successors and assigns.

“Purchaser’s Plans” has the meaning set forth in Section 6.8.

“Related Agreements” means the Bill of Sale, Assignment and Assumption Agreement, the Senior Management Agreements, and all other instruments of transfer and assumption delivered pursuant to Section 9.2.

“Release Agreement” has the meaning set forth in Section 7.8.

“Relevant Clients” shall have the meaning set forth in Section 3.9.

“Representative” of any Person means any officer, director, shareholder, principal, attorney, accountant, agent, employee or other representative of such Person.

“Required Consents” has the meaning set forth in Section 7.1.

“Retained Litigation” has the meaning set forth in Section 2.5(c).

“Sales Attribution Amount” has the meaning set forth in Section 3.4(a).

“Sales Attribution Percentage” has the meaning set forth in Section 3.4(b)(iv).

“Seller” has the meaning set forth in the preamble.

“Seller 2007 Bonus Plan” means the bonus plan of the Seller for calendar year 2007, the details of which are set forth in Schedule 1.1D.

“Seller and Guarantor Indemnified Parties” means Seller, Guarantors, their respective Affiliates, their respective Representatives and their respective heirs, successors and assigns.

“Seller Debt Facilities” means all credit agreements and other debt instruments of Seller that evidence indebtedness of Seller which encumbers any of the Acquired Assets.

“Seller Disclosure Schedules” means the Schedules prepared by Seller and delivered to Purchaser setting forth the disclosures required to be made by Seller, including exceptions and qualifications to the representations and warranties contained in Article IV, as the same may be amended from time to time in accordance with this Agreement.

“Seller Health Plan” means the Callaway Partners, LLC Employee Benefits Plan.

“Seller 401(k) Plan” means the Callaway Partners, LLC 401(k) Plan.

“Seller Purchase Orders” has the meaning set forth in Section 2.2(a).

“Senior Management Agreements” means the Senior Management Agreements, to be executed and effective as of the Closing Date, between Purchaser or an Affiliate of Purchaser and each of the Managing Directors, in substantially the form of Exhibit B.

“Tax” means any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including interest, penalties and additions in connection therewith.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment, of any Tax.

“Tax Warranties” means the representations and warranties set forth in Section 4.15.

“Third Party Claim” has the meaning set forth in Section 12.4(a).

“Title and Authorization Warranties” means the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4 and 4.6 and Sections 5.1, 5.2, 5.3 and 5.4.

“Transfer Taxes” has the meaning set forth in Section 13.15.

“Uncollected Amount” has the meaning set forth in Section 3.6.

1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any Law means as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement, and any underscored references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit or Schedule to this Agreement.

ARTICLE II.

SALE AND PURCHASE OF ACQUIRED ASSETS;

ASSUMPTION OF ASSUMED OBLIGATIONS

2.1 Acquired Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery of, those assets owned by Seller (wherever located) and used in conjunction with, the Business, and identified below (all of the assets sold, assigned, transferred and delivered to Purchaser hereunder are referred to collectively herein as the “Acquired Assets”). Without limiting the generality of the foregoing, the Acquired Assets include all of Seller’s right, title and interest in and to the following:

(a) Equipment. All vehicles, machinery, computer, telecommunications and other equipment, fixtures, furniture, tools, spare parts, supplies and other items of personal property listed on Schedule 2.1(a) (the “Equipment”).

(b) Information and Records. All working papers, client files, technical information, laboratory notebooks, confidential information, price lists, marketing information, sales records, customer lists and files, historical and financial records and files, copies of historical tax record and other proprietary information (other than the Intellectual Property, which is separately referenced in Section 2.1(c)) which, in each case, are related to, or used by Seller in connection with, the Business (collectively, the “Information and Records”), but excluding any of the foregoing which constitute Excluded Information and Records.

(c) Intellectual Property. All rights in the name “Callaway” and all patents, and patent applications (including all reissues, divisions, continuations, continuations-in-part, provisionals and extensions thereof), copyrights, copyright registrations, copyright applications, trademarks, trademark applications, service marks, servicemark applications, and the goodwill of the business associated with those names, trade names, trade dress and domain names (in any such case, whether registered or existing at common law or to be registered in the United States or elsewhere), in each case, which are used in the Business, including the items set forth on Schedule 2.1(c), together with all processes, inventions, trade secrets, computer programs, formulae, know-how, technologies, methods, recipes, formulations, software (including, as applicable, documentation or object or source code listings), packaging designs, and other processes or proprietary information which is used in connection with the Business, other than any of the foregoing which is an Excluded Asset (collectively, the “Intellectual Property”).

(d) Receivables. All work-in-progress, accounts receivable, trade receivables, notes receivable and other receivables related to the Business that are outstanding as of the Closing Date, except the Excluded Receivables (collectively, the “Accounts Receivable”).

(e) Other Intangibles. Goodwill, if any, related to or used in conjunction with the Business.

2.2 Assignment of Contracts, Leases and Other Assets. Subject to the terms and conditions of this Agreement, Seller will assign and transfer to Purchaser, effective as of the Closing Date, all of Seller’s right, title and interest in and to, and Purchaser will take assignment of, the following Contracts, other than any such Contracts which are Excluded Contracts (and all of the following shall be deemed included in the term “Acquired Assets” as used herein):

(a) Seller Purchase Orders. All purchase orders and other Contracts related to the Business, for the purchase by Seller of goods, materials and/or services and such other purchase orders or other Contracts as shall be entered into between the date hereof and the Closing Date in the ordinary course of business of the Business and in accordance with the provisions of this Agreement (the “Seller Purchase Orders”).

(b) Customer Purchase Orders. All purchase orders and other Contracts related to the Business for the sale by Seller of goods and/or services and such other purchase orders and other contracts for the sale by Seller of goods and/or services as shall be entered into between the date hereof and the Closing Date in the ordinary course of business of the Business and in accordance with the provisions of this Agreement (the “Customer Purchase Orders”), including, without limitation, all Contracts related to In-Process Engagements identified on Schedule 4.7(a).

(c) Other Contracts. All other Contracts related to the Business identified on Schedule 2.2(c) hereof (the “Other Assumed Contracts”).

(d) Permits. All licenses, certificates, permits, variances, interim permits, permit applications, approvals, franchises, rights, code approvals and private product approvals required by any Governmental Authority in connection with the conduct of the Business, including those set forth on Schedule 2.2(d) (the “Permits”).

2.3 Excluded Assets. The following assets of Seller shall be retained by Seller and are not being sold or assigned to Purchaser hereunder (all of the following are referred to collectively as the “Excluded Assets”):

(a) all equipment, fixtures, furniture and other tangible personal property and assets of Seller, except for those assets identified on Schedule 2.1(a);

(b) the Excluded Contracts and the Excluded Information and Records;

(c) all Cash and all bank, brokerage or other similar accounts of Seller, as well as accounts receivable of the Seller identified on Schedule 2.3(c) (the “Excluded Receivables”);

(d) all insurance policies, programs, reserves and related bonds of any nature (and any dividends or claims payable in respect thereof) and any rights of recovery or other benefits under any of the foregoing, other than the insurance policies listed on Schedule 2.2(c) and the related rights to recovery thereunder;

(e) all claims, causes of action, choices in action, rights of recovery and rights of set-off of any kind, against any Person, including any liens, security interests, pledges or other rights to payment or to enforce payment in each case, which are related to the Excluded Assets or the Excluded Obligations, including the Retained Litigation;

(f) all Tax refunds, including any interest in respect thereof, and Tax credits attributable to Seller’s operations and activities during periods ending on or before the Closing (including Tax refunds resulting from the sale contemplated herein), whether or not realized prior to the Closing;

(g) all assets of any employee benefit plan, program, policy or arrangement of Seller or Seller’s Affiliates (including those of sponsor and administrator, as applicable) other than those plans, programs, policies or arrangements that constitute Other Assumed Contracts; and

(h) all rights of Seller under this Agreement or any Related Agreement.

2.4 Assumed Obligations. At the Closing, Purchaser shall assume, and agree to pay, perform, fulfill and discharge, only the obligations of Seller which are required to be performed after the Closing Date under the Assumed Contracts, Other Assumed Contracts and Assumed Permits (but not any liability of Seller in respect of any breach of or default under such Assumed Contract, Other Assumed Contracts or Assumed Permit arising prior to the Closing) and all trade payables or other accounts payable of Seller (collectively, the “Assumed Obligations”). For the avoidance of doubt, any Liabilities for the payment of Taxes under a lease agreement assumed by Purchaser shall be deemed an Assumed Obligation and, to the extent required by GAAP, shall be accrued for on the Preliminary Closing Date Balance Sheet.

2.5 Excluded Obligations. Purchaser does not assume nor will it be responsible for any Liabilities of Seller not specifically assumed by Purchaser pursuant to Section 2.4 (all such other Liabilities being referred to collectively as the “Excluded Obligations”), including the following:

(a) all Liabilities of Seller arising under this Agreement or the Related Agreements;

(b) all Liabilities arising from the Excluded Assets;

(c) all Liabilities arising from all claims, causes of action, litigation or other proceedings listed on Schedule 4.9 or otherwise arising as a result of the actions or inactions of Seller or the conduct of the Business prior to the Closing (the “Retained Litigation”);

(d) all Liabilities arising from the performance of the Completed Engagements or the In-Process Engagements prior to the Closing Date;

(e) all Liabilities arising from the Seller Debt Facilities;

(f) all liability for Taxes of Seller, except to the extent any such Taxes are taken into account in computing the Working Capital Adjustment and as set forth in Section 3.7;

(g) all Liabilities relating to employee compensation and benefits arising prior to the Closing Date and all Liabilities under and with respect to, and all duties and obligations under and with respect to (including those of sponsor and/or administrator), any employee benefit plan, program, policy or arrangement of Seller or Seller’s Affiliates or to or with respect to any employee or former employee of Seller or Seller’s Affiliates, other than those Liabilities arising in respect of periods after the Closing Date under employee benefit plans, programs, policies or arrangements which relate to Other Assumed Contracts listed on Schedule 2.2(c) that are Assumed Obligations, but excluding any Liabilities for any breach thereunder occurring prior to the Closing; and

(h) all other Liabilities expressly retained by Seller pursuant to this Agreement.

ARTICLE III.

PURCHASE PRICE

3.1 Purchase Price. (a) At the Closing, in consideration of the sale, transfer, assignment, conveyance and delivery of the Acquired Assets, and subject to the terms and conditions hereof, Purchaser shall (i) deliver or cause to be delivered to Seller same-day funds by wire transfer to an account specified by Seller in writing at least one Business Day prior to the Closing in the total amount of (A) $60,000,000, minus (B) the Holdback Amount, minus (C) the amount, if any, necessary to repay on the Closing Date all outstanding principal of, and accrued and unpaid interest on, all indebtedness of Seller for borrowed funds under the Seller Debt Facilities and to terminate all commitments thereunder (such total amount, the “Initial Purchase Price”), and (ii) assume the Assumed Obligations pursuant to this Agreement. The Initial Purchase Price, as adjusted pursuant to Sections 3.2, 3.3, 3.6 and 3.7, is referred to herein as the “Purchase Price.” Purchaser agrees that any amounts deducted pursuant to Section 3.1(a)(i)(C) above shall be used by Purchaser at Closing to satisfy amounts outstanding under the Seller Debt Facilities.

(b) Within three Business Days after the later of (i) the satisfaction of any and all obligations under Section 3.2(c) and (ii) the satisfaction of any and all obligations under Section 3.6, Purchaser shall pay to Seller any remaining portion of the Holdback Amount, together with interest thereon at a rate equal to the 30-day LIBOR for the period from (and including) the Closing Date through (but excluding) the date of payment.

3.2 Working Capital Adjustment. (a) Promptly following the Closing Date, but in any event within 30 days thereof, Seller shall deliver to Purchaser a balance sheet for Seller as of the close of business on the Closing Date (the “Preliminary Closing Date Balance Sheet”). The Preliminary Closing Date Balance Sheet shall be prepared in accordance with GAAP and in a manner that is consistent with the historical accounting practices of Seller to the extent consistent with GAAP.

(b) Purchaser shall have 30 days after delivery of the Preliminary Closing Date Balance Sheet by Seller to review the same, and to propose any adjustments thereto. All adjustments proposed by Purchaser shall be set out in a written statement delivered to Seller (the “Adjustment Statement”) and shall be incorporated into the Preliminary Closing Date Balance Sheet, except for such proposed adjustments to which Seller objects within 15 days of delivery thereof to Seller. If Seller objects to the Adjustment Statement within said 15-day period (the adjustments to which Purchaser objects being referred to herein as the “Contested Adjustments”), Purchaser and Seller shall make the appropriate adjustments to the amount of the Initial Purchase Price (in accordance with Section 3.2(c)) with respect to any uncontested adjustments and shall use reasonable efforts to resolve their dispute regarding the Contested Adjustments. If a final resolution thereof is not reached within ten Business Days of Purchaser’s receipt of Seller’s objections thereto, Purchaser and Seller shall make the appropriate adjustments to the Initial Purchase Price (in accordance with Section 3.2(c)) with respect to any Contested Adjustments which are no longer in dispute and either Purchaser or Seller shall thereafter be entitled to refer any remaining disputes to a nationally recognized accounting firm acceptable to Purchaser and Seller, or in the absence of agreement, Grant Thornton LLP (the “Independent Accountant”). If an Independent Accountant is retained, each of Purchaser and Seller shall submit to the Independent Accountant not later than ten Business Days after its appointment, a written statement summarizing its position on the Contested Adjustments, together with such supporting documentation as it deems necessary or as may be requested by the Independent Accountant. The Independent Accountant shall be instructed to render its decision as to the Contested Adjustments based on the terms of this Agreement within 30 days of receipt of the written statements of Purchaser and Sellers. The decision of the Independent Accountant as to the Contested Adjustments shall be final and binding on, and shall not be subject to appeal by Purchaser or Seller. The Preliminary Closing Date Balance Sheet shall be revised as necessary to reflect the decision of the Independent Accountant, and the other modifications thereto previously agreed by Purchaser and Seller (the Preliminary Closing Date Balance Sheet, as so adjusted, being referred to herein as the “Final Closing Date Balance Sheet”). The fees and expenses of the Independent Accountant shall be shared equally by Purchaser, on the on hand, and Seller, on the other hand.

(c) The Initial Purchase Price shall be (i) increased on a dollar-for-dollar basis by the amount, if any, that the Net Closing Date Working Capital reflected on the Final Closing Date Balance Sheet exceeds the Base Working Capital Amount or (ii) decreased on a dollar-for-dollar basis by the amount, if any, that the Net Closing Date Working Capital reflected on the Final Closing Date Balance Sheet is less than the Base Working Capital Amount. Within three Business Days after the Final Closing Date Balance Sheet is finally determined in accordance with Section 3.2(b), (A) if clause (i) above is applicable, Purchaser shall pay to Seller the amount of the excess determined in accordance with clause (i) above or (B) if clause (ii) above is applicable, (1) Purchaser shall deduct from the Holdback Amount (or any portion of the Holdback Amount remaining after any deductions pursuant to Section 3.6 or Section 12.6 made prior to the date of payment under this Section 3.2(c)) the amount of the deficiency determined in accordance with clause (ii) above, and (2) if the Holdback Amount (or such remaining portion of the Holdback Amount) is less than such deficiency, Seller shall pay to Purchaser the difference between such deficiency and the Holdback Amount (or such remaining portion of the Holdback Amount). Any amounts paid pursuant to the previous sentence (but not including any amount deducted from the Holdback Amount by Purchaser pursuant to clause (B)(1)) shall be paid with interest at a rate equal to 30-day LIBOR from (and including) the Closing Date through (but excluding) the date of payment, by means of a wire transfer of immediately available funds to such bank account designated in writing by Purchaser or Seller, as the case may be, on or prior to the date which is no later than two Business Days prior to the date on which such payment is due.

(d) Purchaser and Seller agree that the Preliminary Closing Date Balance Sheet and the Final Closing Date Balance Sheet shall contain an accrual for liabilities arising under the Seller 2007 Bonus Plan (the “2007 Bonus Plan Accrual”) which is being assumed by Purchaser pursuant to this Agreement, which accrual shall be determined in accordance with GAAP and Seller’s historical practices. Purchaser and Seller further agree that a deferred tax asset shall also be reflected on the Preliminary Closing Date Balance Sheet and the Final Closing Date Balance Sheet in an amount equal to the 2007 Bonus Plan Accrual multiplied by twenty-four and two tenths of a percent (24.2%). The parties further agree that no accrual for Continuing Employees that are expected to be severed by Purchaser following the Closing Date shall be reflected on the Preliminary Closing Date Balance Sheet or Final Closing Date Balance Sheet.

3.3 Earn-Out Payments. (a) As additional consideration for the sale of the Acquired Assets by Seller to Purchaser, for the five-year period beginning on January 1, 2008 and ending on December 31, 2012 (the “Earn-Out Period”), Purchaser shall pay to Seller (to an account specified by Seller in writing at least one Business Day prior to the date the payment for the 2008 Calculation Period is due) with respect to each Calculation Period within the Earn-Out Period an amount (each, an “Earn-Out Payment”) equal to (i)(A) the EBITDA Amount for such Calculation Period minus (B) the EBITDA Target for such Calculation Period, multiplied by (ii) Earn-Out Multiple; provided, however, that no Earn-Out Payment shall be made in any Calculation Period unless the Callaway Practice shall have achieved an EBITDA Amount for such Calculation Period greater than the EBITDA Target for such Calculation Period.

(b) For purposes hereof, the following definitions shall apply:

(i) “Calculation Periods” means (i) the twelve-month period beginning on January 1, 2008 and ending on December 31, 2008, (ii) the twelve-month period beginning January 1, 2009 and ending on December 31, 2009, (iii) the twelve-month period beginning January 1, 2010 and ending on December 31, 2010 and (iv) the twelve-month period beginning January 1, 2011 and ending on December 31, 2011 and (v) the twelve-month period beginning on January 1, 2012 and ending on December 31, 2012.

(ii) “Earn-Out Multiple” means the multiple set forth on Schedule 3.3(b)(ii).

(iii) “EBITDA Amount” means with respect to any Calculation Period (or any fiscal year for purposes of Section 3.5), the net operating income of the Callaway Practice for such Calculation Period (or such fiscal year), before the subtraction of any interest, income Taxes, depreciation or amortization of goodwill or other intangibles. All calculations of EBITDA Amount shall be made in accordance with GAAP as in effect on the Closing Date, as applied by Purchaser consistent with past practices. In calculating the EBITDA Amount, Inter-company Transfer Rates for employees of other practices of Purchaser and its Affiliates (and non-reimbursable out-of-pocket expenses attributable to such employees) seconded to or otherwise engaged in work primarily on behalf of the Callaway Practice shall be included as expenses for purposes of the calculation of the EBITDA Amount. For employees of the Callaway Practice seconded to or otherwise engaged in work primarily on behalf of other practices of Purchaser and its Affiliates, Inter-company Transfer Rates (and non-reimbursable out-of-pocket expenses and direct benefit expenses attributable to such employees) shall be included as a cost reduction for purposes of the calculation of the EBITDA Amount. In addition, the direct practice expenses, including marketing, advertising, training, recruiting and practice development costs and expenses of the Callaway Practice shall be included in the calculation of the EBITDA Amount, but in no event shall any firm-wide costs or expenses be allocated to the Callaway Practice in the calculation of EBITDA Amount.

(iv) “EBITDA Target” means with respect to any Calculation Period, the amount for such Calculation Period set forth on Schedule 3.3(b)(iv).

(c) (i) Within 90 days of the end of each Calculation Period other than the final Calculation Period, and within 120 days of the end of the final Calculation Period, Purchaser shall prepare a statement setting forth Purchaser’s calculation of the amount of the Earn-Out Payment that is due with respect to such Calculation Period (each, an “Earn-Out Calculation Statement”). Concurrently with the delivery of each Earn-Out Calculation Statement, Purchaser shall pay to Seller the amount of the Earn-Out Payment reflected thereon by wire transfer of immediately available funds to the account specified by Seller in writing pursuant to Section 3.3(a). In addition to an Earn-Out Calculation Statement, Purchaser shall provide Seller such additional documentation and supporting information as may be necessary to allow Seller to review and verify Purchaser’s determinations and calculations as reflected in each such Earn-Out Calculation Statement.

(ii) Sellers shall notify Purchaser in writing of any dispute that Seller may have with an Earn-Out Calculation Statement and related Earn-Out Payment within 30 days of the receipt thereof by Seller. If Seller so notifies Purchaser of its dispute with an Earn-Out Calculation Statement and related Earn-Out Payment, Seller and Purchaser shall attempt in good faith to resolve such dispute within 30 days of receipt by Purchaser of Seller’s notice of the dispute and within three Business Days of the resolution of the dispute by Seller and Purchaser, the Earn-Out Calculation Statement shall be revised accordingly and any payments required to be made as a result thereof shall be paid. If within said 30-day period, Seller and Purchaser are unable to resolve the dispute, either Purchaser or Seller shall be entitled to submit the dispute for resolution to an Independent Accountant. If an Independent Accountant is retained, each of

Purchaser and Seller shall submit to the Independent Accountant not later than ten Business Days after the Independent Accountant’s appointment, a written statement summarizing Purchaser’s or Seller’s position on the dispute, together with such supporting documentation as Purchaser or Seller deems necessary or as may be requested by the Independent Accountant. The Independent Accountant shall be instructed to render its decision as to the dispute based on the terms of this Agreement within 30 days of receipt of the written statements of Purchaser and Seller. The decision of the Independent Accountant as to the dispute shall be final and binding on, and shall not be subject to appeal by, Purchaser or Seller. The Earn-Out Calculation Statement shall be revised as necessary to reflect the decision of the Independent Accountant and any payments required to be made as a result thereof shall be paid within three Business Days of the final determination by the Independent Accountant. The fees and expenses of the Independent Accountant shall be shared equally by Purchaser, on the one hand, and Seller, on the other hand.

(iii) During the Earn-Out Period, appropriate measures will be taken by Purchaser to ensure that the Callaway Practice generates separate financial statements sufficient to allow the Earn-Out Payments to be calculated and reviewed in accordance with this Agreement.

3.4 Sales Attribution. (a) During the Earn-Out Period, Purchaser shall pay to the Seller, with respect to each Calculation Period within the Earn-Out Period, an amount (each, a “Sales Attribution Amount”) equal to the Sales Attribution Percentage multiplied by the Huron Revenue achieved during the applicable Calculation Period that is derived from referrals made by Callaway Employees to service lines of the Huron Group other than the Callaway Practice (and which at the time of referral are not clients of the Huron Group). Determination of whether revenue qualifies as “Huron Revenue” pursuant to this Section 3.4 shall be made in a manner which is consistent with the practices used to make the similar determination for other practice groups within the Huron Group.

(b) For purposes hereof, the following definitions shall apply:

(i) “Callaway Employees” means persons who at the time a referral is made are employees of the Callaway Practice.

(ii) “Callaway Practice” means the Business, as conducted by Purchaser after the Closing Date.

(iii) “Huron Revenue” means, with respect to any Calculation Period, amounts billed by Purchaser and its Affiliates (other than the Callaway Practice) for work performed during such Calculation Period in respect of customer or client engagements. For purposes hereof, Huron Revenue shall exclude revenue derived from the reimbursement of out-of-pocket expenses by clients or customers of Purchaser and its Affiliates.

(iv) “Sales Attribution Percentage” means the percentage set forth on Schedule 3.4(b)(iv).

(c) Each Sales Attribution Amount shall be calculated by Purchaser and shall be paid within 90 days after the end of the applicable Calculation Period; provided, however, that notwithstanding anything herein to the contrary, any Sales Attribution Amount to which Seller may become entitled in respect of any Calculation Period shall only be paid with respect to that Calculation Period if the Huron Revenue upon which the Sales Attribution Amount is based is actually paid to Purchaser or its Affiliates during the applicable Calculation Period. If the corresponding Huron Revenue is not paid to Purchaser or its Affiliates during such Calculation Period, payment of the applicable Sales Attribution Amount shall be deferred until such Huron Revenue is paid to Purchaser or its Affiliates after which such payment will be made concurrently with the payment of the next Sales Attribution Amount that is due and payable. For the avoidance of doubt, if Huron Revenue that is used to calculate any Sales Attribution Amount is not paid to Purchaser or its Affiliates during the Calculation Period, Seller shall not be entitled to and shall not be paid the corresponding Sales Attribution Amount.

(d) Any dispute related to the calculation of the Sales Attribution Amounts shall be resolved in accordance with the procedures specified in Section 3.3(c) for the resolution of disputes related to the Earn-Out Calculation Statements.

(e) For purposes of this Section 3.4 only, the Earn-Out Period shall include an additional Calculation Period beginning on August 1, 2007 and ending on December 31, 2007.

3.5 Callaway Practice Leadership.

(a) Effective as of the Closing Date and during the Earn-Out Period, Bruce B. Cox (or another individual designated by Seller and reasonably acceptable to Purchaser) shall serve as the practice leader of the Callaway Practice (the “Callaway Practice Leader”). During the Earn-Out Period, the Callaway Practice Leader shall enjoy similar rights to other practice leaders within the Huron Group with regard to his participation in Huron Group wide management events and meetings.

(b) During the Earn-Out Period, the Callaway Practice Leader shall coordinate and participate substantively in the Callaway Practice’s budgeting process, shall have the authority to hire, retain and terminate Callaway Practice personnel, shall have the authority to continue the existing compensation plan of the Callaway Practice’s personnel in its current form; provided, however, that in any calendar year in which the Callaway Practice does not achieve the gross margin and EBITDA performance objectives specified in Schedule 3.5, any bonus compensation to personnel of the Callaway Practice shall require the express approval of the Chief Executive Officer of Purchaser or his designee; provided, further, that no personnel of the Callaway Practice shall be entitled to receive bonus compensation (not including any commission plan) in excess of 100% of such personnel’s base salary without the express approval of the Chief Executive Officer of Purchaser or his designee and; provided, further, that with respect to the Seller 2007 Bonus Plan, no approval of the CEO shall be required for the payment of bonuses thereunder unless the EBITDA performance objective specified in Schedule 3.5 is not achieved for calendar year 2007.

(c) During the Earn-Out Period, the Callaway Practice Leader shall also be entitled to participate in the decision-making process relative to any modification to the Seller 401(k) Plan or other benefit plans affecting the Callaway Practice that may be required as a result of the Callaway Practice becoming part of the Huron Group.

(d) Notwithstanding anything in this Section 3.5 to the contrary, the operation of the Callaway Practice shall at all times be subject to the oversight of Purchaser’s Chief Executive Officer or his designee and to the general accounting, financial reporting, human resources and other policies and practices of Purchaser.

3.6 Accounts Receivable. If the aggregate amount collected by Purchaser with respect to the Accounts Receivable in the first 120 days subsequent to the Closing Date (the “Collected Amount”) is less than the full amount of such Accounts Receivable (net of applicable reserves), then, on or prior to the third Business Day following the termination of such 120-day period, (a) Purchaser shall deduct from the Holdback Amount (or any portion of the Holdback Amount remaining after any deductions pursuant to Section 3.2(c) or Section 12.6 made prior to the date of payment under this Section 3.6), the amount of the difference between the full amount of such Accounts Receivable (net of applicable reserves) and the Collected Amount (such difference, the “Uncollected Amount”), (b) if the Holdback Amount (or such remaining portion of the Holdback Amount) is less than the Uncollected Amount, Seller shall pay to Purchaser the difference between the Uncollected Amount and the Holdback Amount (or such remaining portion of the Holdback Amount) and (c) upon the deduction pursuant to clause (a) and receipt of a payment pursuant to clause (b), if applicable, Purchaser shall convey to Seller all of its right, title and interest in and to the Accounts Receivable which remain unpaid (or for which there are no applicable reserves) as of the end of the 120-day period. Purchaser shall provide Seller with reasonable access to the books and records of the Company which are relevant to the collection of the Accounts Receivable in order to permit Seller to verify the amount of the Accounts Receivable which have been collected by Purchaser. In the event that the Collected Amount is greater than the full amount of such Accounts Receivable (net of applicable reserves), then, on or prior to the third Business Day following the termination of such 120 day period, Purchaser shall pay to Seller such excess amount. Anything in this Agreement to the contrary notwithstanding, the Purchaser hereby agrees that Seller shall be permitted to contact the applicable clients and to take all other customary action to collect any accounts receivable conveyed by the Purchaser to the Seller pursuant to this Section 3.6.

3.7 Proration of Taxes. All real estate, personal property and ad valorem taxes relating to the Acquired Assets which shall have accrued and become payable prior to the Closing Date shall be paid by Seller. All such taxes which shall be accrued but unpaid shall be prorated to the Closing Date. In connection with such proration of taxes, in the event that actual tax figures are not available at the Closing Date, proration of taxes shall be based upon 105% of the actual taxes for the preceding year for which actual tax figures are available. The amount due one party as the result of such proration shall be paid to the other party at the Closing and the Initial Purchase Price shall be adjusted accordingly.

3.8 Purchase Price Allocation. The Purchase Price (and the Assumed Liabilities that are properly included in Purchaser’s tax basis for the Acquired Assets), as may be adjusted, shall be allocated in its entirety among the Acquired Assets in accordance with section 1060 of the Code. The value allocated to the non-competition obligations in Section 11.3 shall be valued in accordance with Huron’s standard valuation practices and shall be taxed as ordinary income to Seller. Purchaser shall prepare and deliver to Seller an allocation schedule setting forth Purchaser’s determination of such allocation (the “Allocation Schedule”) within 90 days after the Closing Date, which Allocation Schedule shall be subject to the reasonable approval of Seller.

To the extent commercially reasonable, Purchaser and Seller agree to file all Tax Returns (including IRS Form 8594) consistent with the Allocation Schedule (as may be adjusted) and further agree not to take any position inconsistent therewith for any Tax purpose.

3.9 Procurement of Missing Engagement Letters. Seller undertakes to procure from those entities identified on Schedule 3.9 (the “Relevant Clients”) within sixty (60) days of the Closing Date, signed engagement letters evidencing the In-Process Engagements as in effect on the Closing Date with the Relevant Clients. If Sellers are unable to procure signed engagement letters from the Relevant Clients then, the bonus pool available under the Seller 2007 Bonus Plan shall be reduced by the amount of the revenues that Purchaser is unable to recognize from the In-Process Engagements with the Relevant Clients during the fiscal quarter ended September 30, 2007.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER AND GUARANTORS

Seller and Guarantors hereby represent and warrant to Purchaser, as of the date hereof and as of the Closing Date except in the case of any representations or warranties that by its terms is made as of a date specified thereon), and except as otherwise set forth on the Seller Disclosure Schedule, as follows:

4.1 Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia with full organizational power and authority to conduct the Business as it is presently being conducted and to own and lease those properties and assets relating to the Business that are included in the Acquired Assets. Seller is duly qualified or licensed to do business as a limited liability company and is in good standing in each jurisdiction in which such qualification is necessary under applicable Law as a result of the conduct of the Business or the ownership of the Acquired Assets, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

4.2 Authorization; Binding Effect. Seller has all requisite organizational power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Related Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. No other organizational proceedings on the part of Seller is necessary to authorize the Agreement and the Related Agreements and the transactions contemplated hereby and thereby. Each of this Agreement and the Related Agreements to which Seller is a party has been (or, when duly executed and delivered, will have been) duly executed and delivered by Seller and constitutes (or, when executed and delivered, will constitute) a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).

4.3 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement or the Related Agreements by Seller, nor the consummation of the transactions contemplated hereby or thereby will (a) violate or conflict with any provision of the articles of organization or operating agreement of Seller, (b) subject to obtaining the consents referenced on Schedule 4.4, the result in or constitute a breach of, or a default under, any term or provision of any material Contract or Permit to which Seller is a party or by which the Acquired Assets are bound, or (c) violate any applicable Law.

4.4 Consents and Approvals. Except as set forth on Schedule 4.4 no material consent, authorization, or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Seller of this Agreement and the Related Agreements to which it is a party, or the consummation of the transactions contemplated.

4.5 Absence of Certain Changes or Events. Except for (i) actions taken or to be taken in connection with the transactions contemplated by this Agreement, (ii) matters set forth on Schedule 4.5, since January 1, 2007, Seller has operated the Business in all material respects in the ordinary course, and Seller has not:

(a) suffered a Material Adverse Change with respect to the Business;

(b) suffered any damage, destruction or loss (whether or not covered by insurance) affecting its assets or properties having a value in excess of $100,000 in the aggregate;

(c) incurred any obligation or entered into any Contract other than in the ordinary course of business, which either (i) requires aggregate payments by Seller of in excess of $50,000, or (ii) provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $50,000;

(d) terminated any engagement with a customer of the Business or suffered the termination thereof by the customer, except in the ordinary course as a result of the completion of the work required in connection therewith;

(e) made any material changes to its accounting methods, policies or practices;

(f) made any material increases in the aggregate wages, salaries, bonuses or other compensation payable to or with respect to employees, or adopted or materially amended the employee benefit plans, programs, policies or arrangements available to or provided for employees in a manner that materially increases the aggregate benefit expense of the Business; and

(g) made any Tax election or settled or compromised any federal, state, local or foreign Tax liability, or waived the statute of limitations in respect of any such Taxes.

4.6 Title. Except as set forth on Schedule 4.6, Seller is the legal and beneficial owner of the Acquired Assets, free and clear of any Liens, other than Permitted Liens.

4.7 Contracts; Defaults.

(a) Contracts. Schedule 4.7(a) contains a complete and accurate list of all Contracts of the following types to which Seller is bound, or to which any of the Acquired Assets is subject:

(i) any Contract for the employment of any employee (other than any Contract providing for employment on an at-will basis), or which provides severance or change-in-control benefits or any collective bargaining agreement;

(ii) any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distribution or promotional activities on behalf of the Business;

(iii) any Contract involving a partnership, joint venture or other cooperative undertaking related to the Business;

(iv) any Contract (a) involving any restriction on Seller or to Seller’s Knowledge any of its employees with respect to the geographic area of operation or scope of the Business or which requires Seller or any of its employees to deal exclusively with any Person with respect to the Business or (b) which requires a payment or gives a right of termination as a result of a change of control of Seller;

(v) any loan agreement, indenture, guarantee, mortgage, security agreement or other instrument evidencing borrowed monies by Seller that encumbers any Acquired Asset;

(vi) any material license agreement pursuant to which (A) Seller licenses to another Person the right to use any Intellectual Property or (B) Seller is granted the right to use the intellectual property of another Person in connection with the Business;

(vii) any Contract evidencing an In-Process Engagement; and

(viii) any Contract which involves the payment or receipt of cash or other property, an unperformed commitment, or goods or services, in each case, which is related to the Business, and involving consideration of in excess of $25,000.

(b) Absence of Defaults; Validity of Contracts. Seller has delivered to Purchaser (or otherwise made available to Purchaser or its Representatives) a true, accurate and complete list of the Seller Purchase Orders and the Customer Purchase Orders and true, accurate and complete copies of the Other Assumed Contracts identified on Schedule 4.7(a). Except as set forth on Schedule 4.7(b), (i) Seller is not (and, to Seller’s Knowledge, no other party thereto is) in material breach or violation of, or material default under, any of the Seller Purchase Orders, the Customer Purchase Orders or the Other Assumed Contracts listed on Schedule 4.7(a), and (ii) to Seller’s Knowledge no other Person which is a party to any such Contract has advised Seller that it intends to terminate any such Contract.

4.8 Financial Statements; Undisclosed Liabilities. Except as set forth on Schedule 4.8, the Financial Statements have been prepared in accordance with Seller’s accounting principles, policies and procedures (which are in accordance with GAAP), and present fairly in accordance with such principles, policies and procedures in all material respects, (a) the financial condition, assets and liabilities of the Business as of the dates therein specified and (b) the results of operation of the Business for the periods indicated. Except as set forth on Schedule 4.8 and except for liabilities arising in the ordinary course, as of the date of the most recent balance sheet included in the Financial Statements, there were no Liabilities of the Business contingent, or otherwise, not reflected therein.

4.9 Litigation; Court Orders. Except as set forth on Schedule 4.9, there are no actions, suit arbitrations, regulatory proceedings or other litigation, proceeding or governmental investigations pending or, to Seller’s Knowledge, threatened against Seller with respect to the Business, including any unfair labor practice charge or litigation before the National Labor Relations Board. Except as set forth on Schedule 4.9, Seller is not, with respect to the Business, subject to any order, judgment, decree, injunction, stipulation or consent order of any Governmental Authority.

4.10 Labor and Employment Matters. (a) Schedule 4.10(a) sets forth an accurate and complete list of the name, title or job description and current salary, or hourly wage, as applicable, of each active employee of the Business (other than the Project Professional Employees and the Excluded Employees) as of the date hereof and each Project Professional Employee as of July 5, 2007. There is no pending or, to Seller’s Knowledge, threatened dispute pending with any such employee. To the Knowledge of Seller, none of the individuals listed in Schedule 4.10(a) has indicated an intention to terminate his or her employment with Seller.

(b) Schedule 4.10(b) sets forth an accurate list of the names of, and the contract rates and other payments made to or with respect to, all independent contractors and consultants providing personal services to the Seller. To the Knowledge of Seller, all independent contractors and consultants providing personal services to the Seller have been properly classified as independent contractors for purposes of applicable federal and state Laws, including Laws applicable to employee benefits.

4.11 Compliance with Laws. Except as forth on Schedule 4.11, the operation of the Business by Seller complies in all material respects with Laws and Permits applicable to the Business and the Acquired Assets, including Laws related to employment practices, terms and conditions of employment, wage and hours and non-discrimination. Except as set forth on Schedule 4.11, during the twelve-month period preceding the date of this Agreement, Seller has not received a written notice from any Governmental Authority that it is in violation of (a) any Laws applicable to the Business or (b) any Permit, in each case, which violation has not been corrected as of the date hereof.

4.12 Permits. Except as set forth on Schedule 4.12, to the Knowledge of Seller, Seller owns, holds or possesses all material governmental licenses, permits, franchises, approvals or authorizations that are necessary to entitle it to own, lease, operate and use the Acquired Assets or to conduct the Business as currently owned, leased, operated, used and conducted.

4.13 Employee Benefit Plans. (a) Schedule 4.13(a) lists each employee benefit plan, program, policy, or arrangement maintained, sponsored by or contributed to by Seller or Seller’s Affiliates for the benefit of employees of the Business (the “Benefit Plans”).

(b) A true and correct copy of each of the Benefit Plans has been supplied to Purchaser and all contracts relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements, each as in effect on the date hereof, has been supplied to Purchaser. In the case of any Benefit Plan which is not in written form, Purchaser has been supplied with an accurate description of such Benefit Plan as in effect on the date hereof. A true and correct copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and IRS determination letter or opinion letter with respect to each Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Benefit Plan has been supplied to Purchaser, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied.

(c) All Benefit Plans comply and have been administered in form and in operation in all material respects with all applicable requirements of Law and no notice from any governmental authority has been received by the Company questioning or challenging such compliance. Each Benefit Plan which is intended to be qualified under section 401(a) of the Code has received a favorable determination letter or opinion from the IRS that covers all amendments to such Benefit Plans for which remedial amendment period (within the meaning of section 491(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) has expired. None of the Benefit Plans is subject to title IV of ERISA and none of the Benefit Plans is a multiemployer plan (within the meaning of section 3(37) of ERISA).

(d) None of the assets of any Benefit Plan are invested in employer securities or employer real property.

(e) There have been no “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Benefit Plan and none of Seller or any of its Affiliates has engaged in any prohibited transaction.

(f) There have been no acts or omissions by Seller or any of its Affiliates which have given rise to or may give rise to interest, fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which Seller or any of its Affiliates may be liable or under Section 409A of the Code for which Seller, any of its Affiliates or any participant in any Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of section 409A of the Code) may be liable.

(g) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Seller’s Knowledge, threatened involving any Benefit Plan or the assets thereof and no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

(h) Each Benefit Plan that constitutes a “group health plan” (as defined in section 607(i) of ERISA or section 4980B(g)(2) of the Code), including any plan of current and former Affiliates that must be taken into account under sections 4980B and 414(t) of the Code or sections 601-608 of ERISA, has been operated in compliance with applicable Law, including the continuation coverage requirements of section 4980B of the Code and section 601 of ERISA and the portability and nondiscrimination requirements of sections 9801 and 9802 of the Code and sections 701-707 of ERISA, to the extent such requirements are applicable.

(i) There have been no act or omission that would impair the ability of Seller and its subsidiaries (or any successor thereto) to unilaterally amend or terminate any Benefit Plan.

4.14 Intellectual Property Rights.

(a) Registered Intellectual Property. Schedule 2.1(c) sets forth a complete and correct list of all material issued patents, and registered trademarks, trade names, service marks and copyrights, and pending applications for any of the foregoing, which are owned by Seller and used in connection with the Business.

(b) Ownership; Maintenance. Except as set forth in Schedule 4.14(b), Seller is the owner, and where registered, the owner of record in all patent, trademark and copyright offices, of all right, title and interest to the registered Intellectual Property free and clear of all Liens, other than Permitted Liens, and all such rights are fully assignable to Purchaser.

(c) Proceedings; Use; Validity; Enforceability; Infringement. Except as set forth on Schedule 4.14(c):

(i) Seller has received no written notice of any material claim which challenges the validity or enforceability of the Intellectual Property or Seller’s rights therein;

(ii) There are no currently pending actions or other judicial or adversary proceedings involving Seller relating to, nor has Seller received any written notice that the Intellectual Property infringes, dilutes, misappropriates or otherwise violates, in any material respect, the rights of third party;

(iii) To the Knowledge of Seller, Seller has the right and authority to use all items of the Intellectual Property in connection with the conduct of the Business in the manner presently conducted and without the payment of any license fee, royalty or similar charge; and

(iv) To the Knowledge of Seller, there is no infringement, dilution, misappropriation or otherwise improper use of the Intellectual Property by any Person.

4.15 Taxes. (a) Except as set forth in Schedule 4.15, all Tax Returns with respect to the Acquired Assets or income attributable therefrom that are required to be filed before the Closing Date, have been or will be filed, the information provided on such Tax Returns is or will be complete and accurate in all material respects, and all Taxes shown to be due on such Tax Returns have been or will be paid in full.

(b) Seller is not a foreign person within the meaning of Treasury Regulation section 1.1445-2(b)(2) and section 1445(f)(3) of the Code.

4.16 Engagements. (a) Except as set forth in Schedule 4.16, all services provided by Seller under the Completed Engagements and In-Process Engagements have in all material respects been in conformity with all applicable commitments and all express and implied warranties under the Completed Engagements and In-Process Engagements, and Seller has not been negligent in the provision of any such services.

(b) With respect to each In-Process Engagement, the percentage of each such In-Process Engagement to be completed as of the Closing Date shall be equal to the percentage of the total revenues expected from each such In-Process Engagement for which the customer shall have been billed on or prior to the Closing Date. Seller has not received a retainer for any In-Process Engagement and none of the In-Process Engagements provide for milestone payments, excepted as identified on Schedule 4.16.

4.17 Customers. Schedule 4.17 sets forth the identity of the ten largest customers of Seller for the most recently completed fiscal year and the current fiscal year, and the revenues derived from each such customer for said periods. Except as set forth on Schedule 4.17, since January 1, 2007, (i) there has been no material adverse change in the business relationship with any such customer, (ii) there has been no material dispute between Seller and any such customer, and (iii) no such customer has indicated that it intends to terminate or reduce the level of services to be provided to it by Seller other than in the ordinary course of business.

4.18 Insurance. Schedule 4.18 sets forth a true, accurate and complete list of all policies of insurance owned or held by Seller related to the Business, true and complete copies of which have been provided or made available to Purchaser. All such policies are in full force and effect, and all premiums with respect thereto covering all periods up to the date hereof, or the Closing, as applicable, have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient to comply with all requirements of Law applicable to the Business.

4.19 Brokers. Except as set forth in Schedule 4.19, neither Seller nor any of its respective officers, directors, employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any other Person which will result in any obligation of Purchaser or any of its Affiliates to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.

4.20 Sufficiency of Assets. The Acquired Assets, together with the contractual rights contemplated to be transferred to Purchaser under the Assumed Contracts, are sufficient to allow the continued operation of the Callaway Practice in a manner which is materially consistent with its operation by Seller immediately prior to the Closing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller and Guarantors, as of the date hereof and as of the Closing Date, and except as otherwise set forth on the Purchaser Disclosure Schedule, as follows:

5.1 Organization of Purchaser. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation with full organizational power and authority to own and lease its properties and conduct its business as it is presently being conducted. Purchaser is duly authorized, qualified or licensed to do business as a foreign limited liability company and is in good standing, in each of the jurisdictions in which its right, title and interest in or to any of the assets held by it, or the conduct of its business, requires such authorization, qualification or licensing, except where failure to be so authorized, qualified, or licensed would not, individually or in the aggregate, have a material adverse effect on the financial condition of Purchaser or its ability to consummate the transactions contemplated hereby.

5.2 Authorization; Binding Effect. Purchaser has all requisite organizational power and authority, and has taken all organizational action necessary, to execute and deliver this Agreement and the Related Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. No other organizational proceedings on the part of Purchaser are necessary to authorize this Agreement and the Related Agreements and the transactions contemplated hereby and thereby. Each of this Agreement and the Related Agreements to which Purchaser is a party has been (or, when duly executed and delivered, will have been) duly executed and delivered by Purchaser and constitutes (or, when executed and delivered, will constitute) a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity).

5.3 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement or the Related Agreements by Purchaser, nor the consummation of the transactions contemplated hereby or thereby by Purchaser, will (a) violate or conflict with any provision of the Certificate of Formation or Operating Agreement of Purchaser (b) result in or constitute a breach of, or a default under, any terms or provision of any agreement, instrument, obligation, permit or license to which Purchaser is a party or by which its assets are bound or (c) violate any Regulation or Court Order, other than violations, conflicts, breaches or defaults which would not have a material adverse effect on the financial condition of Purchaser or its ability to consummate the transactions contemplated hereby or thereby.

5.4 Consents and Approvals. Except as set forth on Schedule 5.4 no notice to, declaration, filing or registration with, or authorization, clearance, consent or approval of, or permit from, any Governmental Authority or any other Person, is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

5.5 Brokers. Neither Purchaser nor any of its officers, directors, employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any other Person or firm which will result in any obligation of Seller or any of its Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

5.6 Litigation. There is no proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser or Huron Consulting Group Inc. (or any Affiliate thereof) (a) with respect to which there is a reasonable likelihood of a determination which, individually or in the aggregate, would materially hinder or impair the consummation of the transactions contemplated by this Agreement or (b) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement.

5.7 Due Diligence Review. In conducting its due diligence review of Seller, Purchaser has not become aware of any fact or circumstance that, as of the date of this Agreement, Purchaser believes violates in any material respect any representation or warranty of the Seller set forth in Article IV of this Agreement. Purchaser’s unintentional failure to comply with this Section 5.7 shall not impair its ability to seek indemnification under Schedule 12.2.

ARTICLE VI.

COVENANTS OF SELLER AND PURCHASER

Seller and Purchaser each covenant with the other as follows:

6.1 Implementing Agreement. Subject to the terms of this Agreement, each of the parties hereto agrees to use commercially reasonable best efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other party hereto in doing, both before and after the Closing, all things reasonably necessary, proper or advisable to consummate and make effective, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary waivers, consents and approvals from Governmental Authorities, and the making of all necessary registrations and filings with, and the taking of all reasonable steps as may be necessary to obtain any approval or waiver, consents or approvals from, or to avoid any action or proceeding by, any Governmental Authority and (ii) the obtaining of all necessary waivers, consents or approvals from any Persons other than Governmental Authorities. Notwithstanding the foregoing, the parties agree that the obtaining of such waivers, consents and approvals and the making of all such registrations and filings and the taking of such other steps (including waivers, consents or approvals that may be required under any Contract or Permit) shall not be a condition to any party’s obligation to consummate the transactions contemplated by this Agreement, except that the Required Consents shall be a closing condition.

6.2 Failure to Obtain Third Party Consents. (a) The parties hereto acknowledge that the consent, approval or permission of certain Governmental Authorities and other Persons may be required for the sale, transfer or assignment by Seller to Purchaser of certain Contracts, Permits or other assets or the assumption by Purchaser of certain Contracts. To the extent that any of the Contracts, Permits or other assets are not saleable, transferable or assignable without the consent of a third party, neither this Agreement, the Related Agreements nor any of the instruments or documents executed and delivered in connection herewith or therewith, shall constitute a sale, transfer or assignment thereof if such sale, transfer or assignment or attempted sale, transfer or assignment could constitute a breach, violation or default thereof or could result in the termination of or accelerate the performance required by or result in the right of termination or acceleration thereunder or could result in the creation of a Lien on any such Contract, Permit or other asset. Purchaser and Seller also agree that, although Seller and

Purchaser agree to cooperate with each other in attempting to obtain all consents, any failure to obtain any consent by either Seller or Purchaser, as the case may be, for any reason whatsoever shall not constitute a breach of this Agreement by Seller or Purchaser, as the case may be.

(b) If one or more consents are not obtained prior to or at Closing and the Closing is consummated, unless Seller and Purchaser otherwise agree in writing, Seller agrees to use commercially reasonable efforts for a period of 60 days after Closing to assist Purchaser in obtaining any such consent. In addition, during the twelve-month period after the Closing, Seller shall use commercially reasonable efforts to allow Purchaser, to the extent permitted by applicable Law and to the extent reasonably within the contractual or other ability or control of Seller, and provided Purchaser reimburses Seller for the costs and liabilities incurred by Seller, to enjoy the economic and other benefits of the subject matter of the Contract, Permit or other asset as if such consent had been obtained, and Purchaser shall perform the obligations under such Contracts, Permits or other assets as if such consent had been obtained (regardless of whether an Assumed Obligation). Once a consent for the sale, transfer or assignment of a Contract, Permit or other asset retained at the Closing is obtained, Seller shall promptly convey, transfer and assign such Contract, Permit or other asset and Purchaser shall assume such Contract, Permit or other asset and all related Liabilities pursuant to a special-purpose conveyance document, containing terms not materially different from the Related Agreements. Purchaser shall make such employees available to Seller as are necessary or convenient to assist Seller in performing its obligations under this Section 6.2(b).

6.3 Access to Information. Prior to the Closing Date, Seller shall cooperate with Purchaser and provide Purchaser and its authorized Representatives with reasonable access to its facilities and employees, and will permit Purchaser and its authorized Representatives to make such inspections and conduct such interviews and inquiries as Purchaser may reasonably request. Purchaser shall conduct all such inspections, and other information-gathering activities described above only (a) at Purchaser’s sole cost and expense, (b) during regular business hours after reasonable advance notice, (c) in a manner to maintain appropriate confidentiality regarding the Business, and (d) in a manner which will not unduly interfere with the operation of the Business. Any and all such information gathered by Purchaser as a result of, or in connection with, such information-gathering shall be kept strictly confidential and shall not be revealed to, or discussed with, any Person other than the authorized Representatives of Purchaser who agree to comply with the Confidentiality Agreement and the provisions of this Section 6.3. In the event the transactions contemplated hereby are not consummated, such information shall be returned to Seller or destroyed in accordance with this Agreement and the Confidentiality Agreement. This obligation to return or destroy information does not extend to automatically generated computer back-up or archival copies generated in the ordinary course of Purchaser’s information systems procedures, provided that Purchaser shall make no further use of such copies.

6.4 Conduct of Business. From the date hereof through the Closing, Seller shall, except as contemplated by this Agreement, or as consented to by Purchaser in writing, use commercially reasonable efforts to operate the Business in a manner consistent with its ordinary course and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, Seller shall not except as specifically contemplated by this Agreement or as consented to by Purchaser in writing:

(a) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Acquired Assets, or any interests therein, other than in the ordinary course of business;

(b) other than Contracts with clients of the Business for the performance of services by Seller, enter into, extend, materially modify, terminate or renew any Contract that constitutes an Assumed Obligation which either (i) requires aggregate payments of in excess of $25,000, or (ii) has a term of or requires the performance of obligations by Seller over a period in excess of twelve months, except in the ordinary course of business;

(c) incur any indebtedness for borrowed money that would constitute an Assumed Obligation;

(d) except as required by Law or the Release Agreement, make any material increases, in the aggregate wages, salaries, bonuses or other compensation payable to or with respect to employees, or adopt or materially amend the Benefit Plans in a manner that materially increases the aggregate expense of the Business; or

(e) enter into any agreement, or otherwise become obligated, to do any of the foregoing.

6.5 Updated Disclosure Schedules. From the date hereof through the Closing Date, Seller and Purchaser may update those portions of the Disclosure Schedules relating to the representations and warranties contained in Articles IV and V, respectively. No such supplement or amendment to the Disclosure Schedules shall be deemed to cure any breach for purposes of Sections 7.2 or 8.2, as applicable. If, however, the Closing occurs, any such supplement or amendment will be effective to cure and correct the Disclosure Schedules (and the corresponding representations and warranties to which such supplement or amendment relates) for all other purposes of this Agreement, including for purposes of Article XII, and all references to the Schedule which is supplemented or amended as provided in this Section 6.5 shall for all purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.

6.6 Exclusivity. During the period beginning the date hereof and ending on the first to occur of the Closing or the termination of this Agreement pursuant to Section 10.1, neither Seller nor any of its Representatives shall, directly or indirectly, solicit inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any Person (other than Purchaser, and its Representatives) concerning (a) any merger, sale of assets not in the ordinary course of business, acquisition, business combination, change of control or other similar transaction involving the Business, or (b) any purchase or other acquisition by any Person of substantially all of the Acquired Assets.

6.7 Offers of Employment to Employees. Purchaser shall make offers of employment to the employees of Seller (other than any Excluded Employees) for employment with Purchaser (to be effective as of the Closing Date or such other date as Seller and Purchaser shall agree) on such terms and conditions as determined by Purchaser; provided, however, that the compensation offered to each such employee shall be materially consistent with each such employee’s cash compensation level with Seller as of the date hereof. Notwithstanding the foregoing, the terms and conditions of employment of the Managing Directors shall be governed by the terms of their respective Senior Management Agreements. Those employees of Seller who accept Purchaser’s offer of employment and who become employed by Purchaser on or after the Closing Date shall be referred to herein as “Continuing Employees”.

6.8 Employee Benefit Plans. (a) Effective as of the Closing Date, all Continuing Employees shall be eligible to participate in the employee benefit plans, programs, policies and arrangements maintained by Purchaser, including the plans that are included in the Other Assumed Contracts (collectively, the “Purchaser’s Plans”), subject to the terms and conditions thereof; provided, however, that without limiting the generality of the foregoing, (i) Project Professional Employees who are Continuing Employees shall not be eligible to participate in any Purchaser’s Plan that is a tax-qualified defined contribution plan other than the Seller 401(k) Plan or the FSA component of a certain cafeteria plan (within the meaning of Section 125 of the Code), (ii) Continuing Employees, other than the Project Professional Employees, shall cease to be entitled to contribute to the Seller 401(k) Plan for periods after the Closing (but shall continue to participate therein with respect to contributions made through the Closing Date), (iii) Project Professional Employees (and their eligible dependents) shall continue to participate in the Seller Health Plan subject to the terms and conditions thereof and all Continuing Employees (and their eligible dependents) other than the Project Professional Employees (and their eligible dependents) shall cease to participate in the Seller Health Plan for periods after the Closing, (iv) if the Closing Date occurs other than on the first day of a month, then, to the extent applicable, for purposes of determining eligibility to participate in the Purchaser’s Plans that are dental, vision, life, short-term disability or long-term disability plans (and not with respect to any other Purchaser’s Plans), Continuing Employees shall be treated as employed on the first day of the month in which the Closing Date occurs (unless their coverage under the corresponding Employee Benefit Plan continues through the end of the month in which the Closing Date occurs).

(b) To the extent applicable and, to the extent permitted under the terms thereof, with respect to Purchaser’s Plans, Continuing Employees (and their eligible dependents) shall be given credit for their service with Seller for purposes of eligibility to participate but not benefit accrual or any other purpose) to the extent such service was taken into account under a corresponding Benefit Plan immediately prior to the Closing Date. Notwithstanding the foregoing provisions of this Section 6.8, service shall not be credited to Continuing Employees (or their eligible dependents) to the extent the crediting of such service would result in a duplication of benefits.

(c) Seller and Purchaser agree to take all actions reasonably necessary to accomplish the transactions contemplated by this Section 6.8.

6.9 Professional Liability Insurance. Prior to the Closing Date, Seller, at its sole cost and expense, shall obtain a “tail insurance” director and officer insurance policy that (a) provides coverage (i) for three (3) years from the Closing Date, (ii) for Seller’s operation prior to the Closing Date and (iii) in the amount of $1,000,000, and (b) contains such other terms and conditions that are reasonably satisfactory to Purchaser and Seller. Promptly following the Closing, Purchaser shall procure a “tail insurance” professional liability policy that (x) provides coverage (i) for the three (3) year period prior to the Closing Date, (ii) covers Seller’s performance under the In-Process Engagements and Completed Engagements for periods prior to the Closing Date and (iii) provides coverage in an amount not less than $3,000,000, (y) names Seller as an additional beneficiary thereof and (z) contains such other terms and conditions that are reasonably satisfactory to Purchaser and Seller. Seller shall contribute $30,000 to the cost of the latter policy which shall be deducted from the Holdback Amount, as and when paid to Seller.

6.10 Financial Information Cooperation. From and after the date hereof, the Guarantors and the Company shall cooperate with Purchaser in the preparation, review and audit of financial statements and other financial information regarding the Seller and/or the Business that is required to be included in the financial reports and other public disclosures of Purchaser pursuant to Regulations S-X and S-K promulgated under the Securities Act and the Securities Exchange Act of 1934, as amended, in connection with the transaction contemplated hereby. Such cooperation shall include the execution and delivery of a customary representation letter to the accounting firm responsible for reviewing and auditing such financial statements. The accounting firm responsible for the review and audit of such financial statements shall be selected by Purchaser. All costs and expenses incurred in connection with the preparation, review and audit of such information shall be paid by Purchaser.

ARTICLE VII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the Closing are subject to the satisfaction or waiver by Purchaser of the following conditions precedent on or before the Closing Date:

7.1 Consents and Approvals. Purchaser shall have received written evidence satisfactory to it that (a) all consents and approvals described on Schedule 7.1 have been obtained, and (b) all required filings described on Schedule 7.1 have been made (all of the foregoing consents, approvals and filings, are referred to collectively herein as the “Required Consents”).

7.2 Warranties True as of Both Present Date and Closing Date. The Title and Authorization Warranties of Seller and the representations and warranties of Seller contained herein that are qualified as to materiality shall have been accurate and correct at and as of the date of this Agreement, and at and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified thereon, in which case such representation or warranty shall be accurate and correct as of the specified date) and all other representations and warranties of Seller contained herein shall have been accurate and correct in all material respects at and as of the date of this Agreement, and at and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified thereon, in which case such representation or warranty shall be accurate and correct as of the specified date).

7.3 Compliance with Agreements and Covenants. Seller shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

7.4 Documents. Purchaser shall have received all of the agreements, documents and items specified in Section 9.2(a).

7.5 No Material Adverse Change. No Material Adverse Change shall have occurred.

7.6 Managing Directors. Each Managing Director shall have executed and delivered to Purchaser at the Closing, a Senior Management Agreement.

7.7 Employees. At least 80% of the employees of Seller (other than the Project Professional Employees and the Excluded Employees) identified as “Billable Employees” on Schedule 4.10 and at least 75% of the other employees of Seller (other than Project Professional Employees and the Excluded Employees) identified as “Non-Billable Employees” on Schedule 4.10 shall have accepted employment with Purchaser or an Affiliate of Purchaser in accordance with Section 6.7.

7.8 Unit Appreciation Awards. Seller shall have terminated all outstanding Unit Appreciation Awards, whether vested or unvested, pursuant to the Unit Appreciation Awards Plan dated December 20, 2006. Each holder of a vested or unvested Unit Appreciation Award shall have executed and delivered to Seller a release in form reasonably satisfactory to Purchaser (each a “Release Agreement”), releasing all claims against Seller and Purchaser and its Affiliates from any claim arising from or related to the Unit Appreciation Awards Plan.

7.9 Actions or Proceedings. No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any Court of competent jurisdiction or Governmental Authority that prohibits, enjoins, restrains or challenges or seeks to prohibit, enjoin or restrain the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the Closing are subject to the satisfaction or waiver by Seller of the following conditions precedent on or before the Closing Date:

8.1 Warranties True as of Both Present Date and Closing Date. The Title and Authorization Warranties of Purchaser and the representations and warranties of Purchaser contained herein that are qualified as to materiality shall have been accurate and correct at and as of the date of this Agreement, and at and as of the Closing Date as though restated on and as of such date and all other representations and warranties of Purchaser contained herein shall have been accurate and correct in all material respects at and as of the date of this Agreement, and at and as of the Closing Date as though restated on and as of such date.

8.2 Compliance with Agreements and Covenants. Purchaser shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

8.3 Documents. Seller shall have received all of the agreements, documents and items specified in Section 9.2(b).

8.4 Consent and Approvals. All consents and approvals which are Required Consents shall have been obtained and all filings which are Required Consents shall have been made.

8.5 Actions or Proceedings. No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any Court of competent jurisdiction or Governmental Authority that prohibits, enjoins, restrains or challenges or seeks to prohibit, enjoin or restrain the consummation of the transactions contemplated by this Agreement.

8.6 No Material Adverse Change. No material adverse change shall have occurred with respect to the business or assets of the Huron Group.

ARTICLE IX.

CLOSING

9.1 Closing. The closing of the transactions contemplated herein (the “Closing”) shall be held at 9:00 a.m. local time on the date (the “Closing Date”) that is the later to occur of (i) July 31, 2007 and (ii) the date which is three business days after the first date that all of the conditions set forth in Articles VII and VIII have been satisfied or waived at the offices of Mayer, Brown, Rowe & Maw LLP, 71 South Wacker Drive, Chicago, Illinois 60606, or at such other date, time and place as the parties hereto otherwise agree. For the purpose of any calculation or determination required to be made by any of the parties following the Closing, the Closing shall be deemed to have been effective as of 12:01 a.m., Chicago time, on the Closing Date. All transactions and deliveries required to be made or completed at the Closing pursuant to the terms of this Agreement shall be deemed to occur concurrently and none shall be deemed completed unless all are completed or are otherwise waived in a writing signed by each of the parties hereto.

9.2 Conveyances at Closing.

(a) Seller’s Deliveries. At the Closing, to effect the sale, transfer, conveyance, assignment and assumption referred to in Article II and the other transactions contemplated hereby, Seller shall deliver to Purchaser:

(i) the Bill of Sale, Assignment and Assumption Agreement, duly executed by Seller;

(ii) such other instruments of transfer reasonably requested by Purchaser to evidence the transfer of the Acquired Assets, including assignments with respect to Intellectual Property registered, filed or recorded with any Governmental Authority, in form suitable for registration, recordation or filing with such Governmental Authority, in each case, duly executed by Seller;

(iii) a certificate, dated the Closing Date, of an officer of Seller certifying compliance by Seller with Sections 7.2 and 7.3;

(iv) a certificate of the secretary, assistant secretary or equivalent Person of Seller, certifying resolutions of the Members and/or Manager of Seller approving the execution, delivery and performance of this Agreement and the Related Agreements by Seller (together with an incumbency and signature certification regarding those officers signing on behalf of Seller);

(v) executed articles of amendment, suitable for filing, amending Seller’s articles of organization to change the name of Seller to a name dissimilar to, and which is not susceptible of confusion with “Callaway Partners, LLC,” together with all filings required to effectuate the name change or termination of qualification in each jurisdiction in which Seller is qualified to transact business;

(vi) the Senior Management Agreements, duly executed by the Managing Directors;

(vii) evidence satisfactory to Purchaser in its reasonable discretion that all Liens upon the Acquired Assets (other than Permitted Liens) have been or will be released as of the Closing Date, including, if necessary, pay off letters executed by each lender under the Seller Debt Facilities evidencing that, upon repayment of the outstanding indebtedness under the Seller Debt Facilities, all security interests in any Acquired Assets securing indebtedness thereunder shall be released;

(viii) a certificate from Seller of its non-foreign status that complies with Treasury Regulation §1.1445-2(b)(2); and

(ix) copies of each Release Agreement executed by all of the holders of Unit Appreciation Awards pursuant to Section 7.8 above.

In addition, Seller shall use commercially reasonable efforts to deliver any Books and Records and Contracts included within the Acquired Assets to Purchaser as soon as practicable after the Closing.

(b) Purchaser’s Deliveries. At the Closing, to effect the sale, transfer, conveyance, assignment and assumption referred to in Article II and the other transactions contemplated hereby, Purchaser shall deliver to Seller:

(i) the Initial Purchase Price;

(ii) the Bill of Sale, Assignment and Assumption Agreement, duly executed by Purchaser;

(iii) the Senior Management Agreements, duly executed by Purchaser;

(iv) a certificate, dated the Closing Date, of an officer of Purchaser certifying compliance by Purchaser with Sections 8.1 and 8.2; and

(v) a certificate of the secretary, assistant secretary or equivalent Person of Purchaser, certifying resolutions of the board of directors of Purchaser approving the execution, delivery and performance of this Agreement and the Related Agreements by Purchaser (together with an incumbency and signature certification regarding those officers signing on behalf of Purchaser).

ARTICLE X.

TERMINATION

10.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

(a) With the mutual consent of Seller and Purchaser;

(b) By Purchaser, if there shall have been a material breach of any covenant, representation or warranty of Seller hereunder, and such breach shall not have been remedied within ten Business Days after receipt by Seller of a notice in writing from Purchaser specifying the breach and requesting such be remedied; provided, however, that if the nature of the breach is such that it is incapable of cure within the ten Business Day period, such cure period shall be extended, but no later than through the date specified in clause (d) below so long as promptly following receipt of the notice from Purchaser, Seller has commenced, and, diligently continues to pursue to remedy the default;

(c) By Seller, if there shall have been a material breach of any covenant, representation or warranty of Purchaser hereunder, and such breach shall not have been remedied within ten Business Days after receipt by Purchaser of notice in writing from Seller specifying the breach and requesting such be remedied; provided, however, that if the nature of the breach is such that it is incapable of cure within the ten Business Day period; such cure period shall be extended, but not later than through the date specified in clause (d) below, so long as promptly following receipt of the notice from Seller, Purchaser has commenced, and diligently continues to pursue to remedy the default;

(d) By Seller or Purchaser, if the Closing shall not have taken place on or before August 31, 2007; provided, however, that the right to terminate this Agreement under this clause (d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

In the event of any termination pursuant to this Section 10.1 (other than pursuant to clause (a)), written notice setting forth the reasons thereof shall forthwith be given by the terminating party to the other party.

10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in the last two sentences of Section 6.3 and in the Confidentiality Agreement, which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior breach of this Agreement.

ARTICLE XI.

ACTIONS BY SELLER, GUARANTORS AND PURCHASER AFTER THE CLOSING

11.1 Tax Matters. Seller and Purchaser shall (a) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, making of any Tax election, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liabilities for Taxes, (b) each retain and provide the other with any records or other information that may be relevant to such Tax Return, election audit or examination, proceeding or determination, and (c) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any material amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing or of Section 11.2, Purchaser and Seller shall each retain, until the applicable statutes of limitations (including any extensions of which a party holding the following has notice) have expired, copies of all Tax Returns, supporting work schedules and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending on or before the Closing Date and shall notify the other prior to destroying any such records; provided, however, that failure to provide such notification shall not constitute a basis for any liability or claim for damages by the other party hereto.

11.2 Availability of Records. After the Closing, Purchaser shall make available to Seller as reasonably requested by Seller, its agents and representatives, any taxing authority, or any other Governmental Authority all information, records and documents relating to the Callaway Practice and the employees of Seller for periods prior to Closing and shall preserve all such information, records and documents until the later of: (a) six years after the Closing Date; (b) the expiration of all statutes of limitations for Taxes for periods prior to the Closing or extensions thereof applicable to Seller for Tax information, records or documents; or (c) the required retention period for all government contract information, records or documents. Purchaser shall also make available to Seller, as reasonably requested by Seller, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters, governmental contracts, litigation or potential litigation, including claims for workers’ compensation, product liability, general insurance liability and automobile insurance liability. Prior to destroying any records related to Seller for the period prior to the Closing Date, Purchaser shall notify Seller 30 days in advance of any such proposed destruction of its intent to destroy such records, and Purchaser will permit Seller to retain any such records; provided, however, that failure to provide such notification shall not constitute a basis for any liability or claim for damages. With respect to any litigation and claims that are Excluded Obligations, Purchaser shall render all reasonable assistance that Seller may request in defending such litigation or claim and shall make available to Seller personnel most knowledgeable about the matter in question.

11.3 Non-Competition. (a) Except as set forth in Schedule 11.3, or as Purchaser may expressly agree in writing, each of Seller and Guarantors agree that, from and after the Closing Date until the sixth anniversary of the Closing Date (or in the case of Michael Johnson, the third anniversary of the Closing Date), neither Seller nor any Guarantor shall, directly or indirectly:

(i) engage in control, advise, manage, serve as a director, officer or employee of, act as a consultant to or receive any economic benefit from, or exert any influence upon, any business which conducts activities competitive with the Business as conducted as of the Closing Date;

(ii) except on behalf of Purchaser and its Affiliates, solicit, divert or attempt to solicit or divert any Person who is, was, or is or was solicited to become, a client of the Business or the Callaway Practice, or offer to provide or sell to any such Person, services which are similar to those provided by the Business or the Callaway Practice; or

(iii) employ, contract or solicit for employment or contract any employee, contractor or other agent of Purchaser or its Affiliates, or encourage any such employee, contractor or other agent to leave their employment or engagement with Purchaser or its Affiliates; provided, however, that the foregoing restriction shall not preclude Seller from making general solicitations for employees by use of advertisements in the media.

For purposes of this Section 11.3(a), the term “directly or indirectly” shall include acts or omissions as proprietor, partner, joint venturer, employer, salesman, agent, employee, officer, director, lender or consultant of, or owner of any interest in, any Person. Seller shall cause its Affiliates to comply with the restrictions of this Section 11.3(a). The restrictions imposed by Section 11.3(a)(i) shall not apply to the ownership of 5% or less of the outstanding securities of any Person whose securities are listed on a national securities exchange.

(b) In the event of actual or threatened breach of the provisions of this Section 11.3, Purchaser, in addition to any other remedies available to it for such breach or threatened breach, including the recovery of damages, shall be entitled to an injunction restraining Seller , Guarantor, or their Affiliates, as applicable, from such conduct. No Guarantor shall be responsible for damages for another Guarantor’s violations of this Section 11.3.

(c) If Purchaser or an Affiliate of Purchaser terminates a Guarantor’s employment other than for Cause (as defined in such Guarantor’s Senior Management Agreement) or if a Guarantor terminates his or her employment with Purchaser or an Affiliate of Purchaser for Good Reason (as defined in such Guarantor’s Senior Management Agreement), (i) Section 11.3(a)(i) shall automatically terminate with respect to such Guarantor and (ii) Sections 11.3(a)(ii) and (iii) shall continue in full force and effect with respect to such Guarantor until the later of the first anniversary of the later of (A) the date such Guarantor’s employment with Purchaser or an Affiliate of Purchaser is terminated and (B) the last day of the period in respect of which severance is payable to such Guarantor.

(d) If at any time any of the provisions of this Section 11.3 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this Section 11.3 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Seller and each Guarantor expressly agrees that this Section 11.3, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

ARTICLE XII.

SURVIVAL; INDEMNIFICATION

12.1 Survival of Representations. The representations and warranties of Seller, Guarantors and Purchaser contained in this Agreement shall survive the Closing Date but shall terminate 24 months after the Closing Date; provided, however, that the Tax Warranties shall survive for the applicable statute of limitation period and the Title and Authorization Warranties shall survive indefinitely. No claim may be made with respect to any alleged breach of a representation or warranty of Seller, Guarantors or Purchaser contained in this Agreement, whether for indemnification in respect thereof or otherwise, unless written notice of such claim setting forth the alleged breach and resulting claimed damages in reasonable detail is given to Seller, Guarantors or Purchaser, as applicable, within the period specified in the immediately preceding sentence, in which case, the survival period with respect to such claim shall be extended until it is resolved.

12.2 Seller Indemnification. Seller and Guarantors shall jointly and severally indemnify the Purchaser Indemnified Parties, and hold each of them harmless from and against any and all Losses incurred by any of them in connection with, arising out of, or resulting from any of the following:

(a) any breach or inaccuracy of any representation or warranty made by Seller or Guarantors in this Agreement (other than violations of Section 11.3 hereof) or any Related Agreement (other than the Senior Management Agreements);

(b) any failure by Seller or Guarantors to perform any agreement, covenant or obligation of Seller or Guarantors pursuant to this Agreement (other than violations of Section 11.3) or any Related Agreement (other than the Senior Management Agreements); or

(c) the Excluded Obligations.

12.3 Purchaser Indemnification. Purchaser shall indemnify the Seller and Guarantor Indemnified Parties, and hold each of them harmless from and against any and all Losses incurred by any of them in connection with, arising out of or resulting from any of the following:

(a) any breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement or any Related Agreement;

(b) any failure by Purchaser to perform any agreement, covenant or obligation of Purchaser pursuant to this Agreement or any Related Agreement;

(c) the Assumed Obligations; or

(d) any Liability arising from the termination of employment of Continuing Employees by Purchaser after the Closing Date.

12.4 Indemnification Process. The party or parties making a claim for indemnification under this Article XII shall be, for the purposes of this Agreement, referred to as the “Indemnified Party” and the party or parties against whom such claims are asserted under this Article XII shall be, for the purposes of this Agreement, referred to as the “Indemnifying Party.” All claims by any Indemnified Party under this Article XII shall be asserted and resolved as follows:

(a) In the event that (i) any claim, demand or Proceeding is asserted or instituted by any Person other than the parties to this Agreement or their Affiliates that could give rise to Losses for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such claim, demand or Proceeding, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a “Direct Claim”), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying the nature of such Third Party Claim or Direct Claim and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such Third Party Claim or Direct Claim) (a “Claim Notice”); provided, however, that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that (and only to the extent that) such failure shall have caused the Losses for which the Indemnifying Party is obligated to be greater than such Losses would have been had the Indemnified Party given the Indemnifying Party proper notice.

(b) In the event of a Third Party Claim, the Indemnifying Party shall be entitled to appoint counsel of the Indemnifying Party’s choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such Third Party Claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below); provided, however, that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding an Indemnifying Party’s election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to retain separate counsel to conduct the defense of such Third Party Claim, and, only in the case of clauses (i) and (iv) below (but not clauses (ii) and (iii) below), the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, (ii) the Third Party Claim seeks an injunction or other equitable relief that would be binding on the Indemnified Party, (iii) an adverse determination with respect to the Third Party Claim could reasonably be expected to establish a material adverse precedent as to the limitations on liability set forth in the Completed Engagements or (iv) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim. If and to the extent reasonably requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party defends or, if appropriate and related to the Third Party Claim, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person. No Third Party Claim may be settled or compromised (A) by the Indemnified Party without the prior written consent of the Indemnifying

Party, which consent shall not be unreasonably withheld or delayed, or (B) by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. In the event that any Indemnified Party or Indemnifying Party settles or compromises or consents to the entry of any Judgment with respect to any Third Party Claim in violation of the preceding sentence, then such violating party shall pay and indemnify fully, hold harmless and defend the other party against any incremental or excess Losses under this Article XII caused by or arising from such settlement, compromise or consent to the entry of Judgment in violation of the preceding sentence.

(c) In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within 30 Business Days of receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim. If the Indemnifying Party gives timely notice disputing any claim (a “Counter Notice”), the Indemnifying Party shall promptly pay to Indemnified Party all non-disputed amounts and the parties shall attempt in good faith to agree on resolution of the disputed amount. Any amount mutually agreed upon or awarded to the Indemnified Party under a final and non-appealable Judgment shall be paid by the Indemnifying Party within five Business Days following execution of such agreement or the entering of such Judgment, as applicable. If no Counter Notice is received by the Indemnified Party within the 30 Business Days, then the dollar amount of the Direct Claim as set forth in the original notice shall be deemed established for purposes of this Agreement and, at the end of such 30-Business Day period, the Indemnifying Party shall make a payment to the Indemnified Party in the dollar amount claimed in the Indemnified Party’s notice.

(d) From and after the delivery of a Claim Notice relating to a Third Party Claim under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the Third Party Claim relates. All such access shall be granted during normal business hours and shall be granted under conditions that will not unreasonably interfere with the business and operations of such Indemnified Party. The Indemnifying Party shall not, and shall require that its representatives do not, use (except in connection with such Third Party Claim) or disclose to any third Person other than the Indemnifying Party’s representatives (except as may be required by applicable Law or in connection with a Third Party Claim, in which case the Indemnifying Party will use its commercially reasonable efforts to obtain an appropriate protective order) any information obtained pursuant to this Section 12.4(d) which is designated as confidential by an Indemnified Party.

12.5 Limitations on Indemnity Payments. (a) No claim for indemnification under Section 12.2(a) may be made by the Purchaser Indemnified Parties, and no payment in respect of a claim for indemnification shall be required from Seller, unless and to the extent the aggregate amount of Losses which the Purchaser Indemnified Parties have incurred exceeds $500,000 (the “Basket”), after which Purchaser Indemnified Parties shall be fully indemnified for all Losses, subject to Section 12.5(b), without regard to the Basket; provided, however, that the Basket shall not apply to, and Purchaser Indemnified Parties shall be entitled to indemnification without regard to satisfaction of the Basket with respect to (i) claims for fraud, willful misrepresentation or intentional breach or (ii) claims for breach of the representations or warranties made in Sections 4.1, 4.2, 4.3, 4.6, 4.15 and 4.19.

(b) The maximum aggregate amount of Losses against which the Purchaser Indemnified Parties shall be entitled to be indemnified under Section 12.2(a) with respect to all claims thereunder shall be $20,000,000 (the “Aggregate Cap”); provided, however, that the Purchaser Indemnified Parties shall be entitled to indemnification without regard to the foregoing indemnification cap with respect to (i) claims for fraud, willful misrepresentation or intentional breach or (ii) claims for breach of the representations or warranties made in Sections 4.1, 4.2, 4.3, 4.6, 4.15 and 4.19.

(c) The maximum aggregate amount of Losses for which any Guarantor shall be required to indemnify the Purchaser Indemnified Parties under Section 12.2(a) with respect to all claims thereunder shall be equal to the percentages specified on Schedule 12.5(c) for each such Guarantor multiplied by the Aggregate Cap; provided, however, that the foregoing limitations shall not apply to (i) claims for fraud, or (ii) claims for breach of the representations or warranties made in Sections 4.1, 4.2, 4.3, 4.15 and 4.19. Notwithstanding the foregoing, the maximum aggregate Loss for which any Guarantor shall be required to indemnify the Purchaser Indemnified Parties in respect of any claim for fraud in which such Guarantor was not complicit shall be equal to the applicable percentage specified on Schedule 12.5(c) multiplied by $60,000,000.

12.6 Offset Rights. Purchaser shall have the right but not the obligation to withhold or offset payments under this Agreement, including (a) the Holdback Amount, (b) the Earn-Out Payments and (c) the Sales Attribution Amounts, against any payments that Seller owes a Purchaser Indemnified Party under this Article XII. Notwithstanding the foregoing, but subject to Section 12.8, the withholding and offset rights set forth in this Section 12.6 shall in no way be deemed to limit or override Purchaser’s other remedies and rights under this Agreement or under applicable Law.

12.7 Characterization of Indemnity Payments. Purchaser and Seller agree to treat any payment made under this Article XII as an adjustment to the Purchase Price. If, contrary to the intent of Purchaser and Seller as expressed in the preceding sentence, any payment made pursuant to this Article XII is treated as taxable income of an Indemnified Party, then the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from any liability for Taxes attributable to the receipt of such payment.

12.8 Exclusive Remedy. Purchaser and Seller hereby agree that indemnification pursuant to the provisions of this Article XII shall constitute the sole and exclusive remedy for any breach of any representation or warranty contained in this Agreement.

12.9 Insurance. Any Indemnified Party having a claim under this Article XII shall make a good faith effort to recover all Losses from insurers of such Indemnified Party under applicable insurance policies (whether obtained pursuant to Section 6.9 or otherwise available) so as to reduce the amount of any Losses hereunder. Any Indemnification payments made under this Article XII shall be paid by the Indemnifying Party net of any Tax benefits if and when actually realized by the Indemnified Party on account of the Losses for which indemnification is being sought.

ARTICLE XIII.

MISCELLANEOUS

13.1 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other party, except that Purchaser may assign its rights under this Agreement to an Affiliate (which assignment shall not release Purchaser from its obligations hereunder).

13.2 Amendment. Except as contemplated by Section 6.5, this Agreement may be amended, modified and supplemented only by mutual written agreement of the parties.

13.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by facsimile or other wire transmission or (c) three Business Days after being deposited in the mail, certified or registered, postage prepaid:

If to Seller, addressed as follows:

Callaway Partners, LLC

Six Concourse Parkway, Suite 2050

Atlanta, GA 30328

Attention: Bruce B. Cox

Telephone No.: (770) 730-0901

Facsimile No.: (770) 730-0903

with a copy to:

Edward H. Brown

Epstein, Becker & Green, P.C.

945 East Paces Ferry Road, Suite 2700

Atlanta, GA 30326

Telephone No.: (404) 923-9000

Facsimile No.: (404) 869-5442

If to Purchaser, addressed as follows:

Huron Demand LLC

c/o Huron Consulting Group

550 West Van Buren

Chicago, IL 60607

Attention: Chief Financial Officer

Telephone No.: (312) 583-8733

Facsimile No.: (312) 583-8752

with a copy to:

Mayer, Brown, Rowe & Maw LLP

71 South Wacker Drive

Chicago, IL 60606

Attention: David A. Carpenter

Telephone No.: (312) 701-8432

Facsimile No.: (312) 706-8544

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

13.4 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

13.5 No Third Party Beneficiaries. The provisions of this Agreement are for the benefit only of the parties hereto, and no third party may seek to enforce, or benefit from, these provisions; provided, however, that the Representatives and Affiliates of Purchaser and Seller are intended third party beneficiaries of Sections 13.2 and 13.3, as applicable. Except for the Persons described in the immediately preceding sentence, the parties specifically disavow any desire or intention to create any third party beneficiary hereunder, and specifically declare that no Person, except for the parties, and their respective successors, shall have any right hereunder nor any right of enforcement hereof.

13.6 Publicity. Prior to the Closing Date, except as required by Law or the rules of any stock exchange, no public announcement or other publicity regarding the transactions referred to herein shall be made by Purchaser or Seller or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of Purchaser and Seller, in any case, as to form, content, timing and manner of distribution or publication; provided that nothing in this Section 13.6 shall prevent such parties from discussing such transactions with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions. In addition, after the transactions contemplated hereby have been announced, Purchaser shall be entitled to respond to analysts’ questions in the ordinary course in a manner consistent with any disclosure made in accordance with this Section 13.6, and make such additional disclosure of the terms and conditions hereof as may be required by Law or the rules and regulations of any stock exchange on which Purchaser’s securities are listed.

13.7 Further Assurances. Upon the reasonable request of Purchaser, Seller will on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, each of the Acquired Assets, and to otherwise carry out the purposes of this Agreement.

13.8 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

13.9 Entire Understanding. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof.

13.10 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without giving effect to the principles of conflicts of law thereof.

13.11 Waiver of Jury Trial. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

13.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.13 Facsimile Signatures. Any signature page delivered via a fax machine shall be binding to the same extent as an original signature page. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

13.14 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in carrying this Agreement into effect; provided, however, that Purchaser shall be responsible for all costs incurred by Seller as a result of compliance with any rules or regulations of the Securities and Exchange Commission, including any fees incurred in connection with additional auditing of the Financial Statements that may be required for any reason (including the requirement to include Seller’s Financial Statements in filings required to be made by Purchaser or its Affiliates with the Securities and Exchange Commission).

13.15 Transfer Taxes and Fees. Seller shall pay the cost of all sales, use and transfer Taxes arising out of the transfer of the Acquired Assets pursuant to this Agreement (“Transfer Taxes”). The sales, use and transfer Tax Returns required by reason of the transfer of the Acquired Assets pursuant to this Agreement shall be timely prepared and filed by the party initially obligated by applicable Law to make such filing. The parties agree to cooperate with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such sales, use and transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

13.16 Representation of Counsel; Mutual Negotiation. Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction, and construction of the parties, at arm’s-length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party. The parties’ respective counsel may not be disqualified from representing their clients in indemnification or other disputes arising out of this transaction by virtue of such counsel’s prior representation of the other party in an unrelated matter.

13.17 Bulk Transfer Laws. Purchaser acknowledges that Seller will not comply with the provisions of any bulk transfer or bulk sale laws of any jurisdiction in connection with the transactions contemplated by this Agreement and the Related Agreements.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first written above.

SELLER:

CALLAWAY PARTNERS, LLC

By:	/s/ Bruce B. Cox
Name:	Bruce B. Cox
Title:	Managing Partner

PURCHASER:

HURON DEMAND LLC

By:	Huron Consulting Group Holdings LLC, its Managing Member

By:	Huron Consulting Group Inc., its Managing Member

By:	/s/ Daniel P. Broadhurst
Name:	Daniel P. Broadhurst
Title:	Chief Operating Officer

GUARANTORS:

/s/ Bruce B. Cox
Bruce B. Cox

/s/ Michael Draa
Michael Draa

/s/ Michael Johnson
Michael Johnson

/s/ J. Anthony Rich
J. Anthony Rich

/s/ Steve Rogers
Steve Rogers

HURON CORPORATE GUARANTEE

Huron Consulting Group Inc. hereby guarantees (i) the payment obligations of Purchaser under the Agreement and (ii) the due performance by Purchaser of all other obligations of Purchaser under the Agreement.

HURON CONSULTING GROUP INC.

By:	/s/ Gary Holdren
Name:	Gary Holdren
Title:	CEO

EXHIBITS AND SCHEDULES OMITTED